Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duff & Phelps Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Duff & Phelps Corporation of:

•
Our report dated August 27, 2007, with respect to the balance sheet of Duff & Phelps Corporation as of June 30, 2007 appearing in Amendment No. 7 to Registration Statement No. 333-143205 of Duff & Phelps Corporation;

•
Our report dated May 21, 2007, with respect to the consolidated balance sheets of Duff & Phelps Acquisitions, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and unitholders' equity/(deficit), and comprehensive income/(loss) and cash flows for the years then ended, appearing in Amendment No. 7 to Registration Statement No. 333-143205 of Duff & Phelps Corporation.

As discussed in our report dated May 21, 2007, Duff & Phelps Acquisitions, LLC and subsidiaries adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment," as of January 1, 2005, and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," as of December 31, 2006; and

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Our report dated May 21, 2007, with respect to the balance sheet of Standard & Poor's Corporate Value Consulting (a division of The McGraw-Hill Companies, Inc.) as of September 30, 2005, and the related statements of operations, comprehensive income and retained earnings/(accumulated deficit) and cash flows for the nine-months ended September 30, 2005 appearing in Amendment No. 7 to Registration Statement No. 333-143205 of Duff & Phelps Corporation.

/s/ KPMG LLP

New York, New York
December 17, 2007